Exhibit 99.1

Trovagene and City of Hope Collaborate To Monitor EGFR Mutational Status in Lung Cancer Patients

Company continues to expand its clinical collaborations with National Comprehensive Cancer Network centers across a broad range of clinically actionable mutations in major cancer types

SAN DIEGO — January 8, 2015 — Trovagene, Inc. (NASDAQ:  TROV), today announced that it has entered into a clinical collaboration with City of Hope to conduct studies to determine the clinical utility of detecting and monitoring EGFR mutations in lung cancer patients using Trovagene’s Precision Cancer MonitoringSM platform.

“Tracking various alterations in the EGFR oncogene, particularly emergence of the T790M mutation, has potential to improve therapeutic strategies for treating patients with non-small cell lung cancer,” said Mihaela Cristea, M.D., lead investigator and assistant professor, City of Hope, Lung Cancer and Thoracic Oncology program. “We look forward to evaluating Trovagene’s molecular diagnostics for the monitoring of circulating tumor DNA found in both urine and blood, with the goal of delivering highly personalized cancer treatment to improve patient outcomes.”

The clinical study is expected to enroll 75 patients with lung cancer. Primary objectives of the study include evaluating concordance between urinary circulating tumor DNA (ctDNA), blood ctDNA, and tumor tissue for determining EGFR mutational status. Additionally, the study investigators will evaluate the quantitative and qualitative performance of longitudinal EGFR mutation monitoring using both urine and blood specimens, as they relate to response to therapy over time. Exploratory objectives include evaluating the feasibility of identifying the TKI-resistant mutation, T790M, in urinary and blood ctDNA at the time of progression.

“Enabling physicians to detect the emergence of problematic mutations in real-time is a key benefit of our Precision Cancer Monitoring platform, and one such mutation is EGFR T790M, which drives treatment resistance in non-small cell lung cancer patients,” said Mark Erlander, Ph.D., chief scientific officer of Trovagene. “We are pleased to be working with City of Hope, a world-class institution, to demonstrate the utility of our T790M assay in a setting where timely information can potentially lead to better treatment decisions and outcomes. This is an important part of our strategy to realize the full potential of our platform, as we partner with major cancer treatment centers in the U.S. to obtain clinical utility data and to integrate our technology into clinical practice.”

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Trovagene is engaged in numerous collaborations designed to demonstrate the clinical utility of its Precision Cancer Monitoring platform for the detection of mutational status in cancer patients, and the assessment of tumor dynamics and treatment response over time. To date, the company has processed more than 3,000 patient samples under these collaborations, and is developing the clinical evidence to support broad market adoption of its technology.

About City of Hope Medical Center and Foundation

Founded in 1913, City of Hope Medical Center is a leading research and treamtent center for cancer, diabetes, and other life-threatening diseases. Designated as a comprehensive cancer center, the highest recognition bestowed by the National Cancer Institute, City of Hope is also a founding member of the NCCN, with research and treatment protocols that advance care throughout the nation. City of Hope’s mission is to transform the future of health care by turning science into a practical benefit, and hope into reality. Its role as a leader in patient care, basic and clinical research, and the translation of science into tangible benefit is widely recognized. City of Hope’s Medical Foundation helps provide better experiences for patients, and advances its 100-year legacy as a leading center for biomedical research and compassionate patient care. Through City of Hope’s Medical Foundation, physicians and staff coordinate clinical care for patients as well as operational and administrative functions, including insurance and billing.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine.  The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s Precision Cancer MonitoringSM platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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